Exhibit 99.1

News Release
Sunoco LP Maintains Quarterly Distribution
4Q 2020 Earnings Release and Earnings Call Dates Also Announced
DALLAS, January 28, 2021 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the fourth quarter of 2020 of $0.8255 per common unit, which corresponds to $3.3020 per common unit on an annualized basis. The distribution will be paid on February 19, 2021 to common unitholders of record on February 8, 2021.
SUN will release its fourth quarter 2020 financial and operating results after the market closes on Wednesday, February 17. In conjunction with the news release, management will hold a conference call on Thursday, February 18 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss SUN’s results.
By Phone:    Dial 877-407-6184 (toll free) or 201-389-0877 at least 10 minutes before the call. A replay will be available through February 25, 2021 by dialing 877-660-6853 (toll free) or 201-612-7415 and using the conference ID 13714450#.
By Webcast:    Connect to the webcast via the Webcasts and Presentations page of SUN's Investor Relations website at www.SunocoLP.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Contacts
Scott Grischow
Vice President – Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com
Derek Rabe, CFA
Manager – Investor Relations, Strategy and Growth
(214) 840-5553, derek.rabe@sunoco.com
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